Exhibit 2.1

                AGREEMENT AND PLAN OF REORGANIZATION

                         Dated June 29, 1998

          The parties to this agreement and plan of reorganization are Integrated Transportation Network Group Inc., a Delaware corporation ("ITN"), and Dawson Science Corporation, a
Nevada corporation ("Dawson").

          The parties wish to provide for (a) the contribution by Dawson to ITN of all Dawson's assets, (b) the assumption by ITN of certain of Dawson's liabilities and obligations and (c) the distribution by Dawson to its shareholders of all the outstanding capital stock of ITN.

          Accordingly, the parties agree as follows:

          1. Contribution and Assumption. Simultaneously with the execution and delivery of this agreement, (a) Dawson is hereby transferring to ITN, and ITN is acquiring from Dawson, free and clear of all claims, liens, security interests and other encumbrances, all Dawson's assets and properties, tangible and intangible, including, without limitation, all rights under agreements, and (b) ITN is hereby assuming and agreeing to pay, perform and discharge, and indemnify and hold Dawson harmless from and against, all Dawson's liabilities and obligations, actual and contingent, including liabilities and obligations under agreements, in each case that are reflected on, or expressly referred to in, Dawson's balance sheet at March 31, 1998 and the notes to that balance sheet (which is attached to this agreement as schedule 1) (including the notes, the "Balance Sheet"), and all liabilities, and obligations that have arisen in the ordinary course of business since the date of the Balance Sheet (it being understood and agreed that ITN shall have no liability or obligation, and Dawson shall indemnify and hold ITN harmless from and against, all Dawson's liabilities and obligations that are not reflected on, or expressly referred to in, the Balance Sheet or that have not arisen in the ordinary course of business since the date of the Balance Sheet).

          2.   Distribution and Winding-Up

          2.1  Distribution.   As promptly as practicable after
the execution and delivery of this agreement, Dawson shall take all action necessary to distribute to holders of record of shares of its common stock at the close of business on June 30, 1998 one share of common stock of ITN for each four shares of common stock of Dawson held of record by them at that time. Any shares not distributed to the shareholders shall be contributed by Dawson to ITN.

          2.2 Fractional Shares. In lieu of issuing any fractional shares of common stock of ITN pursuant to section 2.1, the number of shares of common stock of ITN to be distributed to a holder of record of shares of common stock of Dawson pursuant to section 2.1 shall be rounded to the next higher integral number of shares of common stock of ITN, or, at ITN's option, ITN shall pay the holder an amount in cash equal to the product of that fraction and 400% of the average low bid prices of a share of common stock of Dawson on the 20 trading days immediately preceding the date of this agreement.

          2.3 Winding-Up. Promptly after carrying out the provisions of sections 2.1 and 2.2, Dawson shall wind-up its affairs and seek to be dissolved.

          3.   Representations and Warranties

          3.1 Representations and Warranties of Dawson. Dawson represents and warrants to ITN as follows:

          3.1.1. Existence and Power. Dawson is a corporation validly existing and in good standing under the law of the state of Nevada and has the full power and authority to enter into and perform this agreement.

          3.1.2. Authorization. The execution, delivery and performance of this agreement by Dawson have been duly authorized by all necessary action, and this agreement constitutes the valid and binding obligation of Dawson enforceable against it in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.1.3. Consents of Third Parties. The execution, delivery and performance of this agreement by Dawson will not:
(a) violate or conflict with its articles of incorporation or by-laws; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, agreement, commitment or other instrument to which Dawson is a party or by which it or its properties are bound; or
(c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to Dawson or any of its properties or require any governmental consent or approval, other than those set forth on schedule 3.1.3.

          3.1.4. Litigation. There is no judicial or administrative action or proceeding pending or, to the best of Dawson's knowledge, threatened, nor, to the best of Dawson's knowledge, is there any governmental investigation pending or threatened, that questions the validity of this agreement or any action taken or to be taken by Dawson in connection with this agreement. Except as set forth on schedule 3.1.4, there is no litigation or proceeding pending or, to the best of Dawson's knowledge, threatened, nor, to the best of Dawson's knowledge, is there any governmental investigation pending or threatened nor is there any order, injunction or decree outstanding against Dawson.

          3.2. Representations and Warranties of ITN. ITN represents and warrants to Dawson as follows:

          3.2.1. Existence and Power. ITN is a corporation validly existing and in good standing under the law of the state of Delaware and has the full power and authority to enter into and perform this agreement.

          3.2.2. Authorization. The execution, delivery and performance of this agreement by ITN have been duly authorized by all necessary action, and this agreement constitutes the valid and binding obligation of ITN enforceable against ITN in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights in general and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          3.2.3. Consents of Third Parties. The execution, delivery and performance of this agreement by ITN will not: (a) violate or conflict with its certificate of incorporation or by-laws; (b) conflict with, or result in the breach, termination or acceleration of, or constitute a default under, any lease, agreement, commitment or other instrument to which ITN is a party or by which it or its properties are bound; or (c) constitute a violation of any law, regulation, order, writ, judgment, injunction or decree applicable to ITN or any of its properties or require any governmental consent or approval, other than those set forth on schedule 3.2.3.

          3.2.4. Litigation. There is no judicial or administrative action or proceeding pending or, to the best of ITN's knowledge, threatened, nor, to the best of ITN's knowledge, is there any governmental investigation pending or threatened, that questions the validity of this agreement or any action taken or to be taken by ITN in connection with this agreement. Except as set forth on schedule 3.2.4, there is no litigation or proceeding pending or, to the best of ITN's knowledge, threatened, nor, to the best of ITN's knowledge, is there any governmental investigation pending or threatened nor is there any order, injunction or decree outstanding against ITN.

          4.   Indemnification

          4.1. By ITN. Subject to this section 4, ITN shall indemnify and hold Dawson harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees) resulting from any breach of warranty or agreement or any misrepresentation by ITN under this agreement.

          4.2. By Dawson. Subject to this section 4, Dawson shall indemnify and hold ITN harmless from and against all losses, liabilities, damages and expenses (including reasonable attorneys' fees) resulting from any breach of warranty or agreement or any misrepresentation by Dawson under this agreement.

          4.3. No Other Representations. Except as specifically set forth in this agreement, neither ITN nor Dawson has made, nor shall either have liability for, any representation or warranty, express or implied, in connection with the transactions contemplated by this agreement. The parties agree that the remedies provided in this section 4 are the exclusive remedies for breach of warranty and misrepresentation under this agreement.

          4.4. Survival. The representations and warranties in this agreement shall survive the execution and delivery of this agreement.

          4.5. Defense of Claims by Third Parties. If any claim is made against any person or entity that, if sustained, would give rise to a liability of a party for breach of warranty or misrepresentation under this agreement, ITN and its counsel, at ITN's sole expense, shall control the defense and settlement of the claim, and shall do so in a manner intended to minimize each party's liability.

          5.   Miscellaneous

          5.1 Governing Law. This agreement shall be governed by and construed in accordance with the law of the state of New
York applicable to agreements made and to be performed wholly in the state of New York.

          5.2. Notices. All notices and other communications under this agreement shall be in writing and may be given by any of the following methods: (a) personal delivery; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) overnight delivery services. Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for that party as shall be specified by notice given under this section 5.2):

          if to either party, to that party at:

          c/o Proskauer Rose LLP
          1585 Broadway
          New York, New York 10036
          Fax: (212) 969-2900
          Attention:  Edward W. Kerson, Esq.

All such notices and communications shall be deemed received upon
(a) actual receipt by the addressee, (b) actual delivery to the appropriate address or (c) in the case of a facsimile transmission, upon transmission by the sender and issuance by the transmitting machine of a confirmation slip confirming the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously mail a copy of the notice to the addressee at the address provided for above. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

          5.3. Further Assurances. From time to time, each party shall take such action and execute and deliver such documents as the other may reasonably request to carry out the transactions contemplated by this agreement.

          5.4. Counterparts. This agreement may be executed in counterparts, each of which shall be considered an original, but both of which together shall constitute the same instrument.

          5.5 Separability. If any provision of this agreement is invalid or unenforceable, the balance of this agreement shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

          5.6. Entire Agreement. This agreement contains a complete statement of all the arrangements between the parties with respect to its subject matter, supersedes all existing agreements between them with respect to that subject matter, may not be changed or terminated orally and any amendment or modification must be in writing and signed by the party to be charged.

                         INTEGRATED TRANSPORTATION NETWORK GROUP
                         INC.

                         By: /s/ Andrew Lee
                            Andrew Lee, President


                         DAWSON SCIENCE CORPORATION


                         By: /s/ Wu Zhi Jian
                            Wu Zhi Jian, Chief Executive Officer